BIOFORM ANNOUNCES FINANCIAL RESULTS FOR QUARTER ENDED SEPTEMBER 30, 2007, FIRST QUARTER OF FISCAL 2008

San Mateo, CA - December 13, 2007. BioForm Medical, Inc. (NASDAQ: BFRM) today announced its financial results for the quarter ended September 30, 2007, which is the Company’s first quarter of fiscal year 2008. Net sales were $15.2 million for the quarter ended September 30, 2007 as compared to $7.8 million for the quarter ended September 30, 2006, an increase of $7.4 million or 95.1%. The net loss was $3.4 million for the quarter ended September 30, 2007 as compared to $2.3 million for the quarter ended September 30, 2006.

“We are pleased that physicians are rapidly adopting Radiesse® in their practices,” stated Steve Basta, Chief Executive Officer of BioForm Medical. “The growth of Radiesse revenue over the last year reflects the continued growth in aesthetics use of Radiesse following the facial aesthetics approval in December 2006. The growth in sales versus the prior-year quarter also demonstrates the benefit of our late 2006 sales force expansion. Our recent initial public offering in November 2007 provides us with substantial resources to continue our efforts to maximize the potential of Radiesse and our future products in development, including the leading sclerotherapy product in Europe for which we have U.S. rights, and a leading surgical adhesive.”

Operating Results:
Domestic sales were $12.6 million for the quarter ended September 30, 2007 compared to $6.8 million for the quarter ended September 30, 2006, an increase of $5.8 million or 85.2%. International sales were $2.6 million for the quarter ended September 30, 2007, compared to $1.0 million for the quarter ended September 30, 2006, an increase of $1.6 million or 164.5%. The Company attributes the sales increase primarily to the growing appreciation by doctors of the benefits provided by Radiesse dermal filler, clinical training programs, the hiring of additional direct sales personnel and improvements in our distributor network.

Gross profit was $12.4 million for the quarter ended September 30, 2007 as compared to $6.2 million for the quarter ended September 30, 2006, an increase of $6.2 million, or 99.1%. As a percentage of sales, gross profit for the quarter ended September 30, 2007 was 81.6% as compared to 80.0% for the quarter ended September 30, 2006. The increase was due to lower product overhead and royalty expenses per unit as volumes have grown.

Operating expenses were $16.0 million in the quarter ended September 30, 2007 compared to $8.8 million in the quarter ended September 30, 2006. The increase in operating expenses was primarily attributable to an increase in sales and marketing costs as a result of the continued expansion of our sales forces in the United States and Europe, and higher employee related expenses in research and development and general and administration.

Net loss per share applicable to common stockholders increased to $0.82 for the quarter ended September 30, 2007 as compared to $0.68 for the quarter ended September 30, 2006 due to the higher net loss incurred.

Use of Non-GAAP Financial Measures:
To supplement our condensed consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”) in the United States, this press release includes the pro forma basic and diluted loss per common share which are defined as non-GAAP financial measures by the SEC. We are presenting this information to provide investors with information illustrating the effect of converting all outstanding shares of our convertible preferred stock into common stock upon the closing of our initial public offering which occurred after the end of the quarter being reported, but prior to the release of our quarterly report on Form 10-Q. The presentation of this financial information is not intended to be considered as an alternative or substitute for the financial information prepared and presented in accordance with GAAP. Our non-GAAP financial measures included in this press release may be different from and not comparable to similar presentations by other companies.

Subsequent Event - Initial Public Offering in November 2007:
In November 2007, BioForm Medical completed its initial public offering of 11,500,000 shares, inclusive of the underwriter's full exercise of its over-allotment option. The shares were sold for $8.00 per share, resulting in net proceeds to the Company of approximately $83.4 million. As of November 7, 2007, there were 46,200,183 total common stock shares issued and outstanding.

Fiscal Year 2008 Revenue Guidance:
BioForm Medical is providing revenue guidance for the full fiscal year 2008 ending June 30, 2008 of approximately $76 to $81 million of net sales.

Conference Call:
BioForm Medical will hold a conference call today at 2:30 pm Pacific Time (5:30 p.m. Eastern Time) to discuss the financial results. The conference call will be webcast live on the Investor Relations section of BioForm Medical’s website at www.bioform.com. The conference call may be accessed by dialing 888.661.5138 for callers in the U.S. and 913.312.0952 for international callers. Please notify the operator that you would like to join “BioForm Medical’s First Quarter Earnings Call” and provide the participant code “2949717”, if prompted.

About BioForm Medical, Inc.:
BioForm Medical, Inc. is a medical aesthetics company headquartered in San Mateo, California. BioForm Medical is dedicated to bringing doctors and their patients safe and effective products for use in the dermatology, plastic surgery and ENT markets. BioForm Medical’s products include Radiesse® dermal filler for use in facial aesthetics and vocal fold insufficiency, and Coaptite® injectable implant for treating female stress urinary incontinence which is marketed through a partnership with Boston Scientific Corporation. BioForm Medical has licensed U.S. marketing rights to Aethoxysklerol® sclerotherapy agent, which is the leading worldwide sclerotherapy agent and is currently being evaluated in a Phase III clinical trial. BioForm Medical has also licensed BioGlue® surgical adhesive product for plastic surgery applications, which is being developed in a partnership with CryoLife, Inc.

Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning BioForm Medical’s ability to continue to grow demand for Radiesse, likelihood and timing of future product introductions, as well as financial guidance for fiscal year 2008 are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause BioForm Medical’s actual results to differ materially from the statements contained herein. BioForm Medical’s first quarter fiscal 2008 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect BioForm Medical’s business and its financial results are detailed in its prospectus as filed with the Securities and Exchange Commission on November 6, 2007. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. BioForm Medical undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

BioForm Medical, Inc.
Summary Statement of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended September 30,
	2007	2006
Net sales	$15,201	$7,790
Cost of sales	2,792	1,559
Gross profit	12,409	6,231

Operating expenses:
Sales and marketing	11,754	6,453
Research and development	2,181	1,021
General and administrative	2,024	1,321
Total operating expenses	15,959	8,795

Other income (expenses), net
Interest income, net	161	254
Other income (expenses), net	31	(12)
Loss before income taxes	(3,358)	(2,322)

Provision for income taxes	58	20
Net loss	$(3,416)	$(2,342)

Net loss per common share, basic and diluted	$(0.82)	$(0.68)
Pro forma net loss per common share, basic and diluted	$(0.10)

Basic and diluted weighted-average common shares	4,166	3,461
Pro forma basic and diluted weighted-average common shares	34,533

BioForm Medical, Inc.
Condensed Consolidated Balance Sheets

	September 30, 2007	June 30, 2007
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$10,468	$17,610
Accounts receivable, net of allowance for doubtful accounts of $451 at September 30, 2007 and $428 at June 30, 2007, respectively	8,058	7,725
Inventories	5,274	4,864
Prepaid initial public offering costs	1,348	66
Prepaid royalties	1,281	―
Prepaid other	1,153	1,128
Other current assets	233	262
Total current assets	27,815	31,655

Property and equipment, net	6,553	5,741
Prepaid royalties	3,409	―
Other long-term assets	147	103
Total assets	$37,924	$37,499

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,783	$3,754
Deferred revenues	363	446
Accrued royalty expenses	5,748	869
Other accrued liabilities	5,783	6,686
Capital lease obligations, current portion	32	20
Total current liabilities	14,709	11,775
Capital lease obligations, long-term portion	87	36
Total Liabilities	14,796	11,811

Total stockholders’ equity	23,128	25,688
Total liabilities and stockholders’ equity	$37,924	$37,499

Source: BioForm Medical, Inc.

Contact:
Adam Gridley
650.286.4025
Vice President, Corporate Development
BioForm Medical, Inc.